Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Amber Rensen
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER & FISCAL-YEAR 2014 FINANCIAL RESULTS
Revenue, Adjusted EBIT grow in the Fourth Quarter and Fiscal Year
Balance Sheet Strengthens Further
SAN FRANCISCO (February 12, 2015) – Levi Strauss & Co. (LS&Co.) announced financial results today for the fourth quarter and fiscal year ended November 30, 2014.
Highlights include:

	Three Months Ended		Fiscal Year Ended
($ millions)	November 30, 2014	November 24, 2013	November 30, 2014	November 24, 2013
Net revenues	$1,388	$1,295	$4,754	$4,682
Net (loss) income attributable to LS&Co.	$(6)	$17	$106	$229
Adjusted EBIT	$134	$72	$504	$467

Fourth-quarter revenues grew seven percent on a reported basis, and ten percent without the impact of currency. Full-year net revenues increased two percent on a reported basis and three percent on a constant currency basis. Higher revenues primarily reflected the Black Friday sales week, which due to the timing of the company's fiscal year-end was an additional week in the company's fourth fiscal quarter as compared to the prior year. Higher revenues also reflected growth in the company's retail network.

Adjusted EBIT growth in the fourth-quarter and full-year was driven primarily by the higher revenues and savings from the company's global productivity initiative, partially offset by increased expenditures reflecting the company’s retail network growth. Fourth-quarter and full-year net income declined primarily due to restructuring and other related charges associated with the company's global productivity initiative of $53 million and $156 million, respectively, and a $31 million non-cash loss associated with the settlement of a portion of the company’s pension obligations.

"In fiscal 2014 we executed against our strategies amidst a challenging promotional environment. We grew the top-line, improved our structural economics, and further strengthened the balance sheet by reducing our debt," said Chip Bergh, president and chief executive officer. "We saw progress in key international markets, growth in our direct-to-consumer channel globally, and early success in the productivity initiative that we launched early in the year. In 2015 we will continue to invest in our retail and ecommerce operations and reduce our controllable costs to drive profitable growth over the long-term."

-more-

LS&Co. FY 2014 Results/Add One
February 12, 2015

Fourth Quarter 2014 Highlights

▪
Gross profit in the fourth quarter was $680 million compared with $637 million for the same period in 2013 due to the company's higher net revenues. Gross margin for the fourth quarter declined 20 basis-points to 49 percent of net revenues. The promotional environment pressured margins, although margin benefited from higher retail revenues and savings in the company’s sourcing organization.

▪
Selling, general and administrative (SG&A) expenses for the fourth quarter increased to $581 million compared with $571 million in the same period of 2013. A $31 million non-cash loss associated with the settlement of a portion of the company’s pension obligations, and the impact of the additional week in the fiscal quarter, were partially offset by savings from the company’s global productivity initiative.

▪
Adjusted EBIT, which excludes the charges associated with the company’s global productivity initiative and the pension charge, was $134 million, an increase of $62 million compared with the same quarter of 2013. The increase reflected the company’s higher revenues and savings from the productivity initiative. A reconciliation of Adjusted EBIT is provided at the end of this press release.

▪
Operating income for the fourth quarter declined to $50 million from $66 million for the same period in 2013, as the higher Adjusted EBIT was offset by $53 million in restructuring and other related charges associated with the company’s global productivity initiative and the $31 million pension settlement charge.

Regional Overview

Reported regional net revenues and operating income for the fourth quarter were as follows (note that results for the fourth quarter of 2013 have been revised in the table below to combine our Middle East and North Africa markets, previously managed by our Europe region, with our Asia region, in order to conform with the 2014 presentation):

	Net Revenues			Operating Income*
	Three Months Ended		% Increase (Decrease)	Three Months Ended		% Increase (Decrease)
($ millions)	November 30, 2014	November 24, 2013		November 30, 2014	November 24, 2013
Americas	$894	$828	8%	$188	$134	41%
Europe	$296	$277	7%	$22	$21	2%
Asia	$198	$190	4%	$20	$20	(1)%

* Note: Regional operating income is equal to regional adjusted EBIT.

▪
In the Americas, the net revenues increase and operating income growth reflected the inclusion of the Black Friday week in the fourth quarter of 2014 as well as the company’s global productivity initiative.

▪
In Europe, the net revenues increase reflected the inclusion of the additional week in the fourth quarter of 2014 as well as expansion of the company-operated store network in the region. Operating income growth from the higher revenues was offset by increased investment in the retail network and advertising.

▪
In Asia, net revenues grew in the company-operated retail network and at wholesale, primarily driven by price-promotional activity. Operating income declined due to the region's lower gross margin, reflecting the highly-promotional environment.

-more-

LS&Co. FY 2014 Results/Add Two
February 12, 2015

Fiscal Year 2014 Highlights

•
Gross profit for the fiscal year was $2,348 million compared with $2,350 million in 2013. Gross margin of 49 percent of revenues in 2014 declined 80 basis points as compared to 2013, primarily attributable to higher discounted sales reflecting the promotional environment and the company's efforts to manage inventory levels. The margin benefits of higher retail revenues and savings in the company’s sourcing organization were partially offset by cost inflation.

•
SG&A expenses increased to $1,906 million for 2014 compared with $1,885 million in the prior year. SG&A in 2014 included $59 million comprised of $28 million in charges related to the company’s productivity initiative and the $31 million pension settlement charge. Excluding these increases, SG&A as a percentage of revenue declined 140 basis-points, as savings from the productivity initiative more than offset higher retail expenses related to the company’s store network.

•
Adjusted EBIT for 2014 was $504 million compared to $467 million in the prior year, reflecting savings from the productivity initiative. A reconciliation of Adjusted EBIT is provided at the end of this press release.

•
Operating income for 2014 was $314 million compared to $466 million the prior year due to $156 million in restructuring and other related charges associated with the productivity initiative and the $31 million pension settlement charge.

Cash Flow and Balance Sheet

The company strengthened the balance sheet during 2014 by reducing net debt to $0.9 billion at the end of 2014, compared to $1.1 billion at the end of 2013. The reduction in net debt reflected the company’s redemption of its 7.75% Euro senior notes through a combination of cash on-hand and borrowings under its revolving credit facility. Free cash flow for 2014 was $123 million. At November 30, 2014, cash and cash equivalents of $298 million were complemented by $665 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $1 billion. During the year, the company paid a cash dividend of $30 million to common stockholders. Subsequent to the end of the company's fiscal year, the company's Board of Directors declared a cash dividend of $50 million.

Global Productivity Initiative

Restructuring and related charges associated with the company's global productivity initiative primarily reflect severance benefit costs, pension plan curtailment gains and losses, other expenses associated with staffing reductions, and consulting fees primarily related to centrally-led cost-savings and procurement projects. Actions taken throughout 2014 for the global productivity initiative resulted in aggregate restructuring and related charges of $156 million, and are expected to deliver net annualized savings of $125-150 million. The company anticipates that it will incur additional restructuring charges in 2015 related to the global productivity initiative, and continues to expect net annualized savings in the range of $175-200 million upon completion.

The company expects additional savings in future periods to come from streamlining its planning and go-to-market strategies, implementing efficiencies across its retail, supply chain and distribution network, and continuing to pursue improved procurement practices.

-more-

LS&Co. FY 2013 Results/Add Three
February 12, 2015

Investor Conference Call

The company’s fourth-quarter and full-year 2014 financial results conference call will be available through a live audio webcast at http://www.levistrauss.com/investors February 12, 2015, at 1 p.m. PST/4 p.m. EST or via the following phone numbers: 800-891-4735 in the United States and Canada, or 973-200-3066 internationally; I.D. No. 72233474. A replay is available on the website and will be archived for one month. A telephone replay also is available through February 19, 2015, at 800-585-8367 in the United States and Canada, or 404-537-3406 internationally; I.D. No. 72233474. Please see http://www.levistrauss.com/investors/earnings-webcast for a discussion and reconciliation of non-GAAP measures referenced on the investor conference call.

Forward Looking Statement

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including future investment in our retail and eCommerce operations, reduction of controllable costs, and long-term estimated savings from our global productivity initiative. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year 2014, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Non-GAAP Financial Measures

The company reports its financial results in conformity with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. However, management believes that certain non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, provide users of the company’s financial information with additional useful information. The tables found below include Free Cash Flow, Net Debt and Adjusted EBIT and corresponding reconciliations to the most comparable GAAP financial measures. These non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company’s financial results prepared in accordance with GAAP. Certain of these items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitation as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations, include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities, (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. Additionally, the methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies, limiting the usefulness of these measures. The company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business.

The company presents non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, because it believes they provide investors, financial analysts and the public with additional information to measure performance and evaluate the company’s ability to service its debt and may be useful for comparing its operating performance with the performance of other companies that have different financing and capital structures and tax rates. The company further believes these measures may be useful for period-over-period comparisons of underlying business trends and its ongoing operations.

See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR THE FOURTH QUARTER OF 2014” below for reconciliation to the most comparable GAAP financial measures.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,700 retail stores and shop-in-shops. Levi Strauss & Co.'s reported fiscal 2014 net revenues were $4.8 billion. For more information, go to http://levistrauss.com.

# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 30, 2014	November 24, 2013
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$298,255	$489,258
Trade receivables, net of allowance for doubtful accounts of $12,704 and $18,264	481,981	446,671
Inventories:
Raw materials	4,501	3,361
Work-in-process	5,056	6,597
Finished goods	591,359	593,909
Total inventories	600,916	603,867
Deferred tax assets, net	178,015	187,836
Other current assets	99,347	112,082
Total current assets	1,658,514	1,839,714
Property, plant and equipment, net of accumulated depreciation of $784,493 and $775,933	392,062	439,861
Goodwill	238,921	241,228
Other intangible assets, net	45,898	49,149
Non-current deferred tax assets, net	488,398	448,839
Other non-current assets	100,280	108,627
Total assets	$2,924,073	$3,127,418

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$131,524	$41,861
Accounts payable	234,892	254,516
Accrued salaries, wages and employee benefits	178,470	209,966
Restructuring liabilities	57,817	—
Accrued interest payable	5,679	5,346
Accrued income taxes	9,432	11,301
Other accrued liabilities	263,182	262,488
Total current liabilities	880,996	785,478
Long-term debt	1,092,478	1,504,016
Long-term capital leases	11,619	10,243
Postretirement medical benefits	122,213	122,248
Pension liability	406,398	326,767
Long-term employee related benefits	80,066	73,386
Long-term income tax liabilities	35,821	30,683
Other long-term liabilities	62,363	61,097
Total liabilities	2,691,954	2,913,918

Commitments and contingencies
Temporary equity	77,664	38,524

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.01 par value; 270,000,000 shares authorized; 37,430,283 shares and 37,446,087 shares issued and outstanding	374	374
Additional paid-in capital	—	7,361
Retained earnings	528,209	475,960
Accumulated other comprehensive loss	(375,340)	(312,029)
Total Levi Strauss & Co. stockholders’ equity	153,243	171,666
Noncontrolling interest	1,212	3,310
Total stockholders’ equity	154,455	174,976
Total liabilities, temporary equity and stockholders’ equity	$2,924,073	$3,127,418
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Net revenues	$4,753,992	$4,681,691	$4,610,193
Cost of goods sold	2,405,552	2,331,219	2,410,862
Gross profit	2,348,440	2,350,472	2,199,331
Selling, general and administrative expenses	1,906,164	1,884,965	1,865,352
Restructuring, net	128,425	—	—
Operating income	313,851	465,507	333,979
Interest expense	(117,597)	(129,024)	(134,694)
Loss on early extinguishment of debt	(20,343)	(689)	(8,206)
Other income (expense), net	(22,057)	(13,181)	4,802
Income before income taxes	153,854	322,613	195,881
Income tax expense	49,545	94,477	54,922
Net income	104,309	228,136	140,959
Net loss attributable to noncontrolling interest	1,769	1,057	2,891
Net income attributable to Levi Strauss & Co.	$106,078	$229,193	$143,850

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Net income	$104,309	$228,136	$140,959
Other comprehensive income (loss), net of related income taxes:
Pension and postretirement benefits	(34,682)	104,189	(75,277)
Net investment hedge gains (losses)	4,978	(7,846)	9,840
Foreign currency translation (losses) gains	(34,904)	4,965	(5,214)
Unrealized gain on marketable securities	968	252	1,561
Total other comprehensive (loss) income	(63,640)	101,560	(69,090)
Comprehensive income	40,669	329,696	71,869
Comprehensive loss attributable to noncontrolling interest	2,098	2,103	3,348
Comprehensive income attributable to Levi Strauss & Co.	$42,767	$331,799	$75,217

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Levi Strauss & Co. Stockholders
	Common Stock	Additional Paid-In Capital	Accumulated Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity (Deficit)
	(Dollars in thousands)
Balance at November 27, 2011	$374	$29,266	$150,770	$(346,002)	$8,761	$(156,831)
Net income (loss)	—	—	143,850	—	(2,891)	140,959
Other comprehensive loss (net of tax)	—	—	—	(68,633)	(457)	(69,090)
Stock-based compensation and dividends, net	—	4,118	(25)	—	—	4,093
Repurchase of common stock	—	(19)	(584)	—	—	(603)
Cash dividends paid	—	—	(20,036)	—	—	(20,036)
Balance at November 25, 2012	374	33,365	273,975	(414,635)	5,413	(101,508)
Net income (loss)	—	—	229,193	—	(1,057)	228,136
Other comprehensive income (loss) (net of tax)	—	—	—	102,606	(1,046)	101,560
Stock-based compensation and dividends, net	—	8,272	(23)	—	—	8,249
Reclassification to temporary equity	—	(30,641)	—	—	—	(30,641)
Repurchase of common stock	—	(3,635)	(2,109)	—	—	(5,744)
Cash dividends paid	—	—	(25,076)	—	—	(25,076)
Balance at November 24, 2013	374	7,361	475,960	(312,029)	3,310	174,976
Net income (loss)	—	—	106,078	—	(1,769)	104,309
Other comprehensive loss (net of tax)	—	—	—	(63,311)	(329)	(63,640)
Stock-based compensation and dividends, net	—	13,290	(23)	—	—	13,267
Reclassification to temporary equity	—	(19,298)	(19,842)	—	—	(39,140)
Repurchase of common stock	—	(1,353)	(3,961)	—	—	(5,314)
Cash dividends paid	—	—	(30,003)	—	—	(30,003)
Balance at November 30, 2014	$374	$—	$528,209	$(375,340)	$1,212	$154,455

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$104,309	$228,136	$140,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	109,474	115,720	122,608
Asset impairments	6,531	8,330	27,031
Gain on disposal of property, plant and equipment	(197)	(2,112)	(351)
Unrealized foreign exchange losses (gains)	5,392	4,573	(3,146)
Realized loss (gain) on settlement of forward foreign exchange contracts not designated for hedge accounting	6,184	2,904	(8,508)
Employee benefit plans’ amortization from accumulated other comprehensive loss and settlement losses	45,787	22,686	1,412
Employee benefit plans’ curtailment gain, net	—	(564)	(2,391)
Noncash loss (gain) on extinguishment of debt, net of write-off of unamortized debt issuance costs	5,103	689	(3,643)
Noncash restructuring charges	3,347	—	—
Amortization of deferred debt issuance costs	3,878	4,331	4,323
Stock-based compensation	12,441	8,249	5,965
Allowance for doubtful accounts	662	1,158	5,024
Deferred income taxes	(28,177)	37,520	19,853
Change in operating assets and liabilities:
Trade receivables	(51,367)	65,955	145,717
Inventories	(6,184)	(63,920)	87,547
Other current assets	5,377	32,808	34,384
Other non-current assets	4,094	10,081	1,019
Accounts payable and other accrued liabilities	(28,871)	3,107	46,578
Restructuring liabilities	66,574	—	—
Income tax liabilities	16,639	(24,042)	(27,811)
Accrued salaries, wages and employee benefits and long-term employee related benefits	(42,878)	(51,974)	(74,140)
Other long-term liabilities	(3,740)	8,618	7,995
Other, net	(1,469)	(985)	551
Net cash provided by operating activities	232,909	411,268	530,976
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(73,396)	(91,771)	(83,855)
Proceeds from sale of assets	8,049	2,277	640
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(6,184)	(2,904)	8,508
Acquisitions, net of cash acquired	(318)	(400)	(491)
Net cash used for investing activities	(71,849)	(92,798)	(75,198)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	140,000	385,000
Repayments of long-term debt and capital leases	(395,853)	(327,281)	(407,963)
Proceeds from senior revolving credit facility	265,000	—	50,000
Repayments of senior revolving credit facility	(165,000)	—	(250,000)
Proceeds from short-term credit facilities	24,372	46,187	121,200
Repayments of short-term credit facilities	(24,000)	(53,726)	(124,517)
Other short-term borrowings, net	(10,080)	(3,711)	2,623
Debt issuance costs	(2,684)	(2,557)	(7,376)
Restricted cash	1,060	(139)	565
Repurchase of common stock	(5,314)	(5,744)	(603)
Excess tax benefits from stock-based compensation	826	1,538	168
Dividend to stockholders	(30,003)	(25,076)	(20,036)
Net cash used for financing activities	(341,676)	(230,509)	(250,939)
Effect of exchange rate changes on cash and cash equivalents	(10,387)	(4,837)	(3,247)
Net (decrease) increase in cash and cash equivalents	(191,003)	83,124	201,592
Beginning cash and cash equivalents	489,258	406,134	204,542
Ending cash and cash equivalents	$298,255	$489,258	406,134

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$110,029	$121,827	$128,718
Income taxes	60,525	47,350	49,346
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER OF 2014

The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on February 12, 2015, discussing the company’s financial condition and results of operations as of and for the quarter and year ended November 30, 2014. Free cash flow, Net debt and Adjusted EBIT are not financial measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP. As used in this press release: (1) Free cash flow represents cash from operating activities less purchases of property, plant and equipment, payments (proceeds) on settlement of forward foreign exchange contracts not designated for hedge accounting, and cash dividends to stockholders; (2) Net debt represents total long-term and short-term debt less cash and cash equivalents; and (3) Adjusted EBIT represents net income plus income tax expense, interest expense, loss on early extinguishment of debt, other expense (income), net, restructuring and related charges, severance and asset impairment charges, net, and pension and postretirement benefit plan curtailment and net settlement losses (gains), net.

Free cash flow:

	Fiscal Year Ended
($ millions)	November 30, 2014	November 24, 2013

Most comparable GAAP measure:
Net cash provided by operating activities	$232.9	$411.3

Non-GAAP measure:
Net cash provided by operating activities	$232.9	$411.3
Purchases of property, plant and equipment	(73.4)	(91.8)
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(6.2)	(2.9)
Dividend to stockholders	(30.0)	(25.1)
Free cash flow	$123.3	$291.5

Net debt:

($ millions)	November 30, 2014	November 24, 2013

Most comparable GAAP measure:
Total long-term and short-term debt	$1,224.0	$1,545.9

Non-GAAP measure:
Total long-term and short-term debt	$1,224.0	$1,545.9
Cash and cash equivalents	(298.3)	(489.3)
Net debt	$925.7	$1,056.6

Adjusted EBIT:

	Three Months Ended		Fiscal Year Ended
($ millions)	November 30, 2014	November 24, 2013	November 30, 2014	November 24, 2013
	(unaudited)
Most comparable GAAP measure:
Operating income	$49.9	$66.3	$313.9	$465.5

Non-GAAP measure:
Net income	$(6.1)	$16.6	$104.3	$228.1
Income tax expense	5.1	8.9	49.6	94.5
Interest expense	27.3	33.1	117.6	129.0
Loss on early extinguishment of debt	9.2	—	20.3	0.7
Other (income) expense, net	14.5	7.8	22.1	13.2
Restructuring and related charges, severance and asset impairment charges, net	53.4	6.1	155.9	1.9
Pension and postretirement benefit plan curtailment and net settlement (gains) losses, net	30.6	(0.2)	33.9	—
Adjusted EBIT	$134.0	$72.3	$503.7	$467.4